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EXHIBIT 10.14

GUARANTY AGREEMENT

        THIS GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified, this "Guaranty"), dated as of June 13, 2002 is made by THOMA CRESSEY FUND VII, L.P., a Delaware limited partnership (the "Guarantor"), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as Administrative Agent (the "Administrative Agent"), for the ratable benefit of itself and the financial institutions (the "Lenders") from time to time parties to the Credit Agreement referred to below.

STATEMENT OF PURPOSE

        Pursuant to the terms of the Credit Agreement dated as of September 29, 2000 (as amended by the First Amendment and Consent Agreement dated as of September 20, 2001, the Second Amendment dated as of March 1, 2002, the Third Amendment dated as of the date hereof (the "Third Amendment") and as may be further amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among LECG, LLC, a California limited liability company (the "Borrower"), LECG Holding Company, LLC, a California limited liability company (the "Company"), the Lenders, the Administrative Agent and U.S. Bank National Association, as Documentation Agent, the Lenders have extended certain credit facilities to the Borrower as more specifically described in the Credit Agreement.

        The Borrower is a wholly-owned subsidiary of the Company. The Guarantor, through a wholly-owned affiliate, owns approximately forty-eight percent (48%) of the outstanding preferred member interests and approximately thirty-nine percent (39%) of the common member interests in the Company, and all Extensions of Credit under the Credit Agreement to the Borrower will inure, directly or indirectly, to the benefit of the Guarantor.

        In connection with the transactions contemplated by the Third Amendment and as a condition precedent thereto, the Lenders have requested that the Guarantor execute and deliver this Guaranty, and the Guarantor has agreed to do so pursuant to the terms hereof.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and to induce the Administrative Agent and the Lenders to enter into and to make available Loans pursuant to the Third Amendment, the Guarantor hereby agrees with the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders as follows:

        SECTION 1.    Definitions.    Capitalized terms used and not otherwise defined in this Guaranty including the preambles and recitals hereof, shall have the meanings ascribed to them in the Credit Agreement.

        SECTION 2.    Terms of the Guaranty.

        (a)    Guaranty of Obligations of Guarantor.    The Guarantor hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of itself and the Lenders, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment of the obligations of the Borrower in connection with and with respect to the total principal amount of the Subsequent Draw, whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment or endorsement, whether matured or unmatured, whether joint or several, as and when the same become due and payable (subject to Section 10(a) hereof), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof, to the maximum aggregate amount of Five Million Dollars ($5,000,000) (the "Guarantor Obligations").

        (b)    Bankruptcy Limitations on Guarantor.    Notwithstanding anything to the contrary contained to paragraph (a) above, it is the intention of the Guarantor and the Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to the Guarantor or its assets, the amount of the Guarantor's obligations with respect to the Guarantor Obligations shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Section 547, Section 548, Section 550 and other "avoidance" provisions of Title 11 of the United States Code) applicable in any such proceeding to the Guarantor and this Guaranty (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that the Guarantor's obligations with respect to the Guarantor Obligations or any payment made pursuant to the Guarantor Obligations would, but for the operation of the first sentence of this subsection (b), be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws, the amount of the Guarantor's obligations with respect to the Guarantor's Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor's obligations with respect to the Guarantor Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guarantor Obligations exceeds the limitation of the first sentence of this subsection (b) and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guarantor Obligations as limited by the first sentence of this subsection (b) shall in all events remain in full force and effect and be fully enforceable against the Guarantor. The first sentence of this subsection (b) is intended solely to preserve the rights of the Administrative Agent hereunder against the Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

        SECTION 3.    Nature of Guaranty.    The Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

          (a)   the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Parent, the Borrower or any Subsidiary thereof is or may become a party;

          (b)   the absence of any action to enforce this Guaranty, the Credit Agreement, any Term B Note or any other Loan Document or the waiver or consent by the Administrative Agent or any Lender with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document;

          (c)   the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guarantor Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

          (d)   any structural change in, restructuring of or other similar change of the Parent, the Borrower or any of its Subsidiaries; or

          (e)   any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by the Guarantor that, subject to the first sentence in Section 2(b) hereof, its obligations under this Guaranty shall not be discharged until the final indefeasible payment and performance, in full, of the Guarantor Obligations. To the extent permitted by law, the Guarantor expressly waives all rights it may now or in the future have under any statute (including, without limitation, North Carolina General Statutes Section 26-7, ET SEQ. or similar law), or at law or in equity, or otherwise, to compel the Administrative Agent or any Lender to proceed in respect of the Guarantor Obligations against the Borrower or any other party or against any security for or other guaranty of the payment and performance of the Guarantor Obligations before proceeding against, or as a condition to proceeding against, the Guarantor. To the extent permitted by law, the Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Administrative Agent or any Lender to commence an action in respect of the Guarantor Obligations against the Borrower, the Guarantor, any other guarantor or any other party or any security for the payment and performance of the Guarantor Obligations. The Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Lender which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Administrative Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement and the other Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and Lenders would decline to enter into the Credit Agreement and the other Loan Documents.

        SECTION 4.    Demand by the Administrative Agent.    In addition to the terms set forth in Section 3 hereof, and in no manner imposing any limitation on such terms, subject to Section 10(a) hereof, if all or any portion of the then outstanding Guarantor Obligations under the Credit Agreement are declared to be immediately due and payable, then the Guarantor shall, upon demand in writing therefor by the Administrative Agent to the Guarantor, pay all or such portion of the outstanding Guarantor Obligations then declared due and payable. Payment by the Guarantor shall be made to the Administrative Agent as soon as reasonably possible, but at least (a) within thirty (30) days of the due date of such payment for any payment due prior to December 31, 2002, and (b) within five (5) Business Days of the due date of such payment for any payment due on or after December 31, 2002, in immediately available Dollars to an account designated by the Administrative Agent or at the address referenced herein for the giving of notice to the Administrative Agent or at any other address that may be specified in writing from time to time by the Administrative Agent.

        SECTION 5.    Waivers.    In addition to the waivers contained in Section 3 hereof, the Guarantor, to the extent permitted by law, waives and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Guaranty. The Guarantor further hereby waives, to the extent permitted by Applicable Laws, diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guarantor Obligations and waives, to the extent permitted by Applicable Laws, the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. The Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (except the defense of payment in full) against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future.

        SECTION 6.    Benefits of Guaranty.    The provisions of this Guaranty are for the benefit of the Administrative Agent and the Lenders and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the Lenders, the obligations of the Borrower under the Loan Documents. In the event all or any part of the Guarantor Obligations are transferred, endorsed or assigned by the Administrative Agent or any Lender to any Person or Persons as permitted under the Credit Agreement, any reference to an "Administrative Agent", or "Lender" herein shall be deemed to refer equally to such Person or Persons.

        SECTION 7.    Modification of Loan Documents etc.    If the Administrative Agent or the Lenders shall at any time or from time to time, with or without the consent of, or notice to, the Guarantor:

          (a)   change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guarantor Obligations;

          (b)   take any action under or in respect of the Credit Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

          (c)   amend or modify, in any manner whatsoever, the Credit Agreement or the other Loan Documents;

          (d)   extend or waive the time for performance by the Guarantor, any other guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Credit Agreement or any other Loan Document, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

          (e)   take and hold security or collateral for the payment of the Guarantor Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the Lenders have been granted a Lien, to secure any Debt of the Guarantor, any other guarantor or the Borrower to the Administrative Agent or the Lenders;

          (f)    release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantor, any other guarantor or the Borrower to the Administrative Agent or any Lender;

          (g)   modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Guarantor, any other guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any Lender; or

          (h)   apply any sums by whomever paid or however realized to any Guarantor Obligations owing by the Guarantor, any other guarantor or the Borrower to the Administrative Agent or any Lender in such manner as the Administrative Agent or any Lender shall determine in its reasonable discretion;

then neither the Administrative Agent nor any Lender shall incur any liability to the Guarantor as a result thereof, and no such action shall impair or release the obligations of the Guarantor under this Guaranty.

        SECTION 8.    Reinstatement.    The Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Guarantor Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or the proceeds of any collateral are required to be refunded by the Administrative Agent or any Lender to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, the Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the Guarantor's liability hereunder (and any Lien securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or collateral securing the Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment (or any Lien securing such obligation).

        SECTION 9.    Representations and Warranties.    To induce the Lenders to make any Loans, the Guarantor hereby represents and warrants that:

          (a)   the Guarantor is a limited partnership organized and validly existing under the laws of the State of Delaware and has the power and authority to own its properties and conduct the business in which it is currently engaged;

          (b)   the Guarantor has the right, power and authority to execute, deliver and perform this Guaranty and has taken all necessary limited partnership action to authorize its execution, delivery and performance of, this Guaranty;

          (c)   this Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies; and

          (d)   as of the date of this Guaranty, the Guarantor has available uncommitted capital in an amount not less than the Guarantor Obligations.

        SECTION 10.    Remedies.

          (a)   Without limiting the Guarantor's absolute and unconditional guaranty of the Guarantor Obligations, neither the Administrative Agent nor the Lenders shall enforce against the Guarantor its obligations and liabilities hereunder until the earlier of (i) the occurrence of any Event of Default under Section 13.1(a), (b), (k) or (l) of the Credit Agreement and (ii) December 31, 2002.

          (b)   Nothing contained in this Guaranty shall limit the ability of the Administrative Agent or the Required Lenders to exercise any rights and remedies against the Borrower, the Parent or any other guarantor as may be available to the Administrative Agent under the Credit Agreement or the other Loan Documents or otherwise.

        SECTION 11.    No Subrogation.    Notwithstanding any payment or payments by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, or the receipt of any amounts by the Administrative Agent or any Lender with respect to any of the Guarantor Obligations, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other guarantor or against any collateral security held by the Administrative Agent or any Lender for the payment of the Guarantor Obligations nor shall the Guarantor seek any reimbursement from the Borrower or any other guarantor in respect of payments made by the Guarantor in connection with the Guarantor Obligations, until all amounts owing to the Administrative Agent and the Lenders on account of the Guarantor Obligations and the Obligations are paid in full and the Aggregate Commitment is terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Administrative Agent, if required) to be applied against the Guarantor Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

        SECTION 12.    Expenses.    All costs and expenses (including reasonable attorneys' fees, legal expenses and court costs) incurred by the Administrative Agent or any Lender in enforcing or protecting their rights or remedies hereunder shall be part of the Guarantor Obligations and shall be payable by the Guarantor on demand and shall bear interest (after as well as before judgment) until paid at the interest rate then applicable to Base Rate Loans under the Credit Agreement and shall be additional Guarantor Obligations hereunder; provided, however, in no event will the aggregate Guarantor Obligations exceed $5,000,000.

        SECTION 13.    Notices.    All notices and communications hereundcr shall be given to the addresses and otherwise made in accordance with Section 15.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.

        SECTION 14.    Successors and Assigns.    This Guaranty is for the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns. This Guaranty shall be binding on the Guarantor and its successors and assigns; provided that the Guarantor may not assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders.

        SECTION 15.    Amendments, Waivers and Consents.    No term, covenant, agreement or condition of this Guaranty may be amended or waived, nor may any consent be given, without the written consent of all of the parties hereto.

        SECTION 16.    Powers Coupled with an Interest.    All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

        SECTION 17.    Governing Law.    This Guaranty shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

        SECTION 18.    Consent to Jurisdiction.    The Guarantor hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, Charlotte, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations. The Guarantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13 hereof. Nothing in this Section 18 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Guarantor or their properties in the courts of any other jurisdictions.

        SECTION 19.    Binding Arbitration; Waiver of Jury Trial; Preservation of Remedies.

        (a)    Binding Arbitration.    Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Guaranty ("Disputes"), between or among parties hereto shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from this Guaranty, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with this Guaranty. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitations shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one hundred twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.

        (b)    Jury Trial.    THE ADMINISTRATIVE AGENT AND THE GUARANTOR HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

        (c)    Preservation of Certain Remedies.    Notwithstanding the preceding binding arbitration provisions, the parties hereto preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in this Guaranty or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

        (d)    Punitive Damages.    Each party agrees that it shall not have a remedy of punitive exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

        SECTION 20.    Severability.    If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

        SECTION 21.    Headings.    The various headings of this Guaranty are inserted for convenience only and shall not affect the meaning or interpretation of this Guaranty or any provisions hereof.

        SECTION 22.    Counterparts.    This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 23.    Capital Requirement.    Without limiting any other provision of this Guaranty (including, without limitation, the Guarantor's absolute and unconditional guaranty of all of the Guarantor Obligations), the Guarantor shall at all times reserve and maintain available uncommitted capital in an amount not less than the Guarantor Obligations and shall provide the Administrative Agent evidence of such availability within five (5) days of written request thereof.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Guaranty as of the date first above written.

THOMA CRESSEY FUND VII, L.P.
By:	TC Partners VII, L.P.
Its:	General Partner
	By:	Thoma Cressey Equity Partners Inc.
	Its:	General Partner
	By:	/s/ Lee M. Mitchell
	Name:	Lee M. Mitchell
	Title:	VP
Address for Guarantor:
c/o Thoma Cressey Equity Partners 600 Montgomery Street, 27th Floor San Francisco, CA 94111
Attention:	Jeanne Plessinger
Telephone No.:	(415) 263-3667
Telecopy No.:	(415) 392-6480

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  EXHIBIT 10.14
GUARANTY AGREEMENT